NOTE  PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is made and entered into as of September 21, 2009 by and between Master Silicon Carbide Industries, Inc. (formerly known as Paragon Semitech USA, Inc.), a Delaware corporation with offices at 558 Lime Rock Road Lakeville, Connecticut 06039 (the “Company”) and The China Hand Fund I, LLC with an address at 420 Lexington Avenue, Suite 860, New York, NY 10170 and/or its successor and assigns (the “Investor” and together with the Company, the “Parties”).

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company the Note described below under Section 1.1 of this Agreement pursuant to an exemption from registration under Section 4(2) and/or Regulation D under the Securities Act of 1933, as amended (the “1933 Act”) or other applicable exemptions, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.           Note Sale and Purchase.  (a) The Company will issue and sell to the Investor and the Investor agrees to purchase from the Company, pursuant to an exemption from registration provided by Section 4(2) and/or Regulation D promulgated under the 1933 Act or other applicable exemption, a convertible promissory note in the principal amount of Ten Million (US$10,000,000), a copy of which is attached hereto as Exhibit A (the “Note”), for a purchase price of  Ten Million (US$10,000,000) (the “Purchase Price”).  The Note is automatically convertible into 920,267 shares of the Company’s Series B Convertible Preferred Stock, par value $.001 per share (“Series B Preferred Stock”), within three business day following the Change of Domicile (as defined in the Note).  The terms of the Series B Preferred Stock are set forth in a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, a copy of which is attached hereto as Exhibit A (the “Certificate”). Under the terms of the Certificate each share of Series B Preferred Stock shall be initially convertible into ten (10) shares of the Company’s common stock, par value US$.001 per share (“Common Stock”), which rate is subject to adjustment upon the occurrence of certain events.

2.	Closings and Payment.

2.1           The Closings.   The Company will issue and sell the Note to the Investor and, subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of the Company, the Investor will purchase the Note from the Company.  The closing shall be held on October 14, 2009, or such other date as the parties may agree upon (the “Closing” and the “Closing Date”) at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, New York 10022, U.S.A., at 10:00 a.m., or at such other location or by such other means upon which the parties may agree.

2.2           Closing Deliveries.  At the Closing, the Purchase Price shall be paid by wire transfer of immediately available funds to the account designated by the Company in writing and the Company will deliver to the Investor the Note.  Further, at the Closing, the Company shall deliver or cause to be delivered to the Investor each of the Transaction Documents (as such term is hereinafter defined) to which the Company and/or its Subsidiaries (as such term is hereinafter defined) is a party, duly executed by the Company and/or such Subsidiaries; and (vi) such other documents, instruments and certificates as shall be reasonably requested by the Investor.

3.	REPRESENTATIONS WARRANTIES AND COVENANTS OF THE COMPANY.

The Company hereby represents, warrants, as of the date hereof and the Closing Date, except as set forth on the schedule of exceptions attached hereto (the “Schedule of Exceptions”) with each numbered item in the Schedule of Exceptions corresponding to the section number herein, and covenants to the Investor as follows:

3.1           Organization and Qualification.  Except as set forth under Schedule 3.1, the Company and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction, and has full corporate power and authority to conduct its business as presently conducted, and to own, use or lease assets and properties as presently owned, used or leased.  The Company and each Subsidiary are duly qualified to conduct its respective businesses and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in (A) a material and adverse effect on the results of operations, assets, properties, prospects, business or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole and/or (B) any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company or any Subsidiary to perform any of its material obligations under the Transaction Documents (as such term is hereinafter defined) (collectively, “Material Adverse Effect”). For purposes of this Agreement, the term “Subsidiary” or “Subsidiaries” means any corporation(s) or other entity(ies) of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries.

3.2           Authority; Due Authorization.    The Company has full corporate power and authority to execute and deliver this Agreement, the Note, and the certificates, documents and instruments related to or contemplated by each of the foregoing agreements (each a “Transaction Document” and collectively, the “Transaction Documents”) to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.   The execution and delivery by the Company of each of the Transaction Documents and the performance by the Company of its obligations thereunder, have been duly and validly authorized by the Board of Directors, no other corporate action on the part of the Company or its stockholders being necessary.   Each of the Transaction Documents has been or will be duly and validly executed and delivered by the Company, and constitutes, or will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and except that any granting of equitable relief is in the discretion of the court.

3.3           Capitalization.    The authorized and outstanding capital stock of the Company as of the date of this Agreement and as adjusted to reflect the issuance and sale of the Securities pursuant to this Agreement is set forth in Schedule 3.3.  There are no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Company or any of its subsidiaries, or agreements, understandings or arrangements to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock, except as set forth in Schedule 3.3.

3.4           No Conflicts.  The execution and delivery by the Company and the Subsidiaries of the Transaction Documents do not and will not, and the performance by the Company and the Subsidiaries of their obligations under the Transaction Documents and the consummation of the transactions contemplated thereby will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Company’s and its Subsidiaries’ certificates of incorporation or by-laws; (ii) conflict with or result in a violation or breach of any term or provision of any law or order applicable to the Company, its Subsidiaries, or any of their assets and properties; or (iii)(a) conflict with or result in a violation or breach of, (b) constitute (with or without notice or lapse of time or both) a default under, (c) require the Company, its Subsidiaries, or any other person or entity  to obtain any consent, approval or action of, make any filing with or give any notice to any person or entity as a result or under the terms of, or (d) result in the creation or imposition of any charge, encumbrance, security interest, pre-emptive right, right of first refusal, right of participation or any other restrictions of any kind (“Liens”) upon the Company, any of its Subsidiaries, or any of its assets or properties under, any contract or license to which the Company or its Subsidiaries, is a party or by which any of its assets and properties is bound (other than with respect to clauses (i), (ii) and (iii) above, where such violations, conflicts, breaches, defaults, or failure to obtain  the consent, approval of or make any filing with, or the creations of Liens, would not, in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.5           Valid Issuance of Note and Series B Preferred Stock.   The issuance of the Note has been duly authorized.  The Series B Preferred Stock issuable on conversion of the Note, when issued and paid for as provided in this Note, will be duly authorized, validly issued, fully paid and non-assessable. The shares of Common Stock issuable on conversion of the Series B Preferred Stock (“Conversion Shares”), when issued in accordance with their terms, will be duly authorized, validly issued, fully paid and non-assessable.

3.6           Financial Statements.   The Company’s financial statements for the fiscal year ended June 30, 2009 as set forth in the Annual Report of Form 10-K filed by the Company on September 28, 2009 (the “Financial Statements”) fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations for the periods then ended.

3.7           Material Changes.  Since the date of the latest balance sheet included in the Financial Statements and, except as set forth on Schedule 3.7 attached hereto, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) neither the Company nor any Subsidiary has incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s or its Subsidiaries’ financial statements pursuant to GAAP.

3.8           Governmental Consents.  To the best of the Company’s knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any court, governmental agency, regulatory authority or political subdivision thereof, or any other entity, is required in connection with the execution, delivery and performance by the Company and/or its Subsidiaries of this Agreement or any of the Transaction Documents, other than a notice filing with an applicable state government or the documents, approvals or certificates, as the case may be, as set forth in Schedule 3.1 hereof.

3.9           Litigation.   There is no action, suit, proceeding, claim, arbitration or investigation pending (or, to the best knowledge of the Company, currently threatened) against the Company or any of its Subsidiaries, their respective activities, properties or assets or, to the best of the Company’s knowledge, against any officer or director of the Company or any of its Subsidiaries in connection with such officer’s or director’s relationship with, or actions taken on behalf of, the Company or any of its Subsidiaries.  There is no pending or, to the knowledge or belief of the Company, currently threatened, claim or litigation against the Company or any of its Subsidiaries, contesting their right to produce, manufacture or any goods sold, used or offered by the Company or any of its Subsidiaries.

3.10           Indebtedness; Compliance.  Except as disclosed on Schedule 3.10 attached hereto, neither the Company nor any Subsidiary is a party to any indenture, debt, loan or credit agreement by which it or any of its properties is bound.  Neither the Company nor any Subsidiary is (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default under), nor has the Company nor any Subsidiary has received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any court, arbitrator, governmental or administrative agency, regulatory or self regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility, or (iii) or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.11           Regulatory Permits.  The Company and its Subsidiaries possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their businesses, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, except as set forth in Schedule 3.1 hereof.

3.12           Title to Assets.  The Company and each of its Subsidiaries have valid land use rights for all real property that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case, free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and each Subsidiary.  Any real property and facilities held under lease by the Company and any of it Subsidiaries are held by them under valid, subsisting and enforceable leases, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.13           Patents and Trademarks.  The Company and its Subsidiaries do not own or have the rights to use any particular patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights (collectively, the “Intellectual Property Rights”).  Neither the Company nor any Subsidiary has received written notice that the Intellectual Property Rights used by any of them violates or infringes upon the rights of any other person.  To the knowledge of the Company there is no existing infringement by another person of any of the Intellectual Property Rights.

3.14           Foreign Corrupt Practices Act.  Neither the Company or its Subsidiaries, nor to the knowledge of the Company and its Subsidiaries, any agent or other person acting on behalf of any of them, has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Securities, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any subsidiary (or made by any person acting on their behalf of which the Company is aware) which is in violation of law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”).

3.15           OFAC.  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company or any subsidiary, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3.16           Money Laundering Laws. The operations of the Company and each of its Subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and each of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

3.17           Subsidiaries. Schedule 3.17 hereto sets forth each Subsidiary of the Company, the jurisdiction of its incorporation or organization and the name of each holder of equity securities of the Subsidiary and the percentage of the equity owned by such person. The Company represents that except as set forth on Schedule 3.17 hereto (i) all of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable, (ii) other than as contemplated by the Transaction Documents, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock, (iii) other than as contemplated by the Transaction Documents, neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence, and (iv) other than as contemplated by the Transaction Documents, none of the Subsidiaries of the Company is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.

3.18           Other Representations and Warranties Relating to Yili China

(a)          Yili China, the Company’s operating subsidiary, has completed the necessary registrations and transactions, and has submitted the necessary application documents for the approvals in the PRC to convert Yili China into a wholly foreign owned enterprise wholly owned by the Company through its ownership of Yili USA and C3 Capital Limited.

(b)          The constitutional documents and certificates and related material contracts of Yili China are valid and have been duly approved or registered (as applicable) by competent PRC governmental authorities.

(c)          Yili China is not in receipt of any letter or notice from any relevant PRC governmental authority notifying it of revocation of any licenses or qualifications issued to it or any subsidy, if any, granted to it by any PRC governmental authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by it, except such revocation does not, and could not, individually or in the aggregate, have or result in a Material Adverse Effect.

(d)          Yili China has conducted its business activities within the permitted scope of business or has otherwise operated its business in compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC governmental authorities except where the failure to so comply does not or could not, individually or in the aggregate, have or result in a Material Adverse Effect.

3.19         Other Representations and Warranties Relating to Ehe China and Quartz China. The Ehe Equity Transfer Agreement and the Quartz Mine MOU have been formed to reflect the true intention of the parties. The Ehe Equity Transfer Agreement is valid and enforceable as to the contractual obligations of each party thereto upon its execution. Once the transaction contemplated by the Ehe Equity Transfer Agreement is approved by the related government in PRC, the Purchase of Ehe China shall be valid and enforceable under the PRC laws.

4.	REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF INVESTOR.

The  Investor hereby represents and warrants to, and agrees with, the Company that:

4.1           Authorization. This Agreement and each of the other Transaction Documents to which the Investor is a party constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their terms.  The Investor represents that the Investor has full power and authority to enter into and perform its obligations under this Agreement.

4.2           Purchase for Own Account.  The Note to be purchased by the Investor hereunder will be acquired for investment for Investor’s own account, not as a nominee or agent. The Investor has not purchased the Note with a view to the public resale or distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.3           Disclosure of Information.    The Investor is entering into this Agreement in reliance solely on the representations and warranties set forth in this Agreement and no reliance is being placed on oral or other representations, if any, that may have been made prior to the execution and delivery of this Agreement by the Company or any officer, director, employee or agent of the Company.  The Investor acknowledges that all documents, records, and books pertaining to this investment that the Investor believes necessary for consideration and evaluation of the investment have been made available for inspection by the Investor, and the Investor’s attorney(ies), accountant(s), or advisor(s). The Investor is not relying on the Company with respect to the tax and other economic considerations of its investment.

4.4           Investment Experience. The Investor understands that the purchase of the Note  involves substantial risk.  The Investor (a) has experience as an investor in securities of companies in the development stage which seek to make investments in the PRC and acknowledges that the Investor can bear the economic risk of the Investor’s investment in the Note and (b) has such knowledge and experience in financial or business matters that Investor is capable of evaluating the merits and risks of this investment in the Securities and protecting Investor’s interests in connection with this investment.

4.5           Accredited Investor Status.    The Investor is an “accredited investor” within the meaning of Rule 502 of Regulation D promulgated under the 1933 Act.

4.6           Restricted Securities.  The Investor understands that upon issuance and sale to the Investor the Note will be characterized as a “restricted security” under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act, and applicable regulations thereunder, such Note may be resold without registration under the 1933 Act only in certain limited circumstances.  In this connection, the Investor represents that it is familiar with Rule 144, Regulation D and Regulation S under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and by other provisions of the 1933 Act.

4.7           Limitations on Dispositions.  The Investor acknowledges that if any transfer of the Note is proposed to be made in reliance upon an exemption under the 1933 Act, the Company may require an opinion of counsel satisfactory to the Company that such transfer may be made pursuant to an applicable exemption under the 1933 Act.  The Investor acknowledges that, so long as required by law, a legend similar to the following may appear on the certificates representing the Series B Preferred Stock and the Conversion Shares:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, (ii) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF REGULATIONS UNDER THE SECURITIES ACT, OR (iii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR SECURITIES LAW.

4.8           Further Limitations on Disposition.  Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Note, except pursuant to a registration statement under the 1933 Act covering such disposition or pursuant to an exemption from registration under the 1933 Act, including, without limitation, Rule 144, Rule 144A or Regulation S thereunder.

4.9           No General Solicitation.  Investor has not received any general solicitation or advertising regarding the offering of the Note or this Agreement.

5.           CONDITIONS TO INVESTOR’S OBLIGATIONS AT CLOSING.  The obligations of the Investor to purchase the Note under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

5.1         Representations and Warranties True.  Each of the representations and warranties of the Company and each Subsidiary contained in Section 3 shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date.

5.2         Performance.  The Company and each Subsidiary shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

5.3         Securities Exemptions.  The offer and sale of the Note to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act.

5.4         Completion of Due Diligence. Investor shall have completed its legal and financial due diligence, the results of which shall be reasonably satisfactory to the Investor, and the Company shall have reasonably cooperated with Investor in connection therewith.

5.5         No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

 5.6.       Adverse Changes.  Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect with respect to the Subsidiaries.

5.10       Company Deliverables.  The Company shall have delivered all of the documents required to be delivered by the Company pursuant to Section 2.2.

6.           COVENANTS OF THE COMPANY

6.1  Filing of Certificate of Designations of Series B Preferred Stock.  Prior to the Change of Domicile the Company shall cause its Nevada subsidiary into which it shall be merged in connection with the Change of Domicile to have filed with the Secretary of State of the State of Nevada a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock substantially in the form of Exhibit A attached hereto.   The Company shall reserve and keep available at all times the maximum number of shares for the purpose of enabling the Company to issue the Conversion Shares.

6.2           Right of First Refusal.   If, at any time and from time to time, within eighteen months after the Closing, the Company seeks to raise additional financing through a private placement of its equity securities (a “Proposed Financing”) (other than certain exempt issuances described below as to which this section does not apply), the Company shall first offer such equity securities to the Investor. The Investor shall have the right to participate in any Proposed Financing by the Company.  This right is personal to the Investor and is not transferable, whether in connection with the sale of stock or otherwise, except for the immediate transferee of the Investor.  The terms on which the Investor shall purchase securities pursuant to the Proposed Financing shall be the same as such securities are offered for purchase by the Company to other potential investors (the "Proposed Subscribers").  The Company shall give the Investor the opportunity to participate in the Proposed Financing by giving the Investor not less than ten (10) days notice setting forth the terms of the Proposed Financing.  In the event that the terms of the Proposed Financing are changed in a manner which is more favorable to the Proposed Subscribers, the Company shall provide the Investor, at the same time as the notice is provided to the Proposed Subscribers, with a new ten (10) day notice setting forth the revised terms that are provided to the Proposed Subscribers.  In the event that the Investor does not exercise its right to participate in the Proposed Financing within the time limits set forth in this Section 6.2, the Company may sell the securities in the Proposed Financing at a price and on terms which are no more favorable to the Proposed Subscribers than the terms provided to the Investor.  If the Company subsequently changes the price or terms so that the price is more favorable to the Proposed Subscribers or so the terms are more favorable to the Proposed Subscribers, the Company shall provide the Investor with the opportunity to purchase the securities on the revised terms in the manner set forth in Section 6.2 of this Agreement.  The right of first refusal shall not apply to:

(a)              any shares (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisors to, the Company, or any Subsidiary, pursuant to incentive agreements, share purchase or share option plans, share bonuses or awards, warrants, contracts or other arrangements that are approved by the Board of Directors;

(b)              any shares (and/or options or warrants therefor) issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, or similar financing, under arrangements approved by the Board of Directors;

(c)              any shares (and/or options or warrants therefor) issued in connection with the Company entering into a partnership with a strategic partner or any shares issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity;

(d)              any shares issued in connection with any share split or share dividend; and

(f)              any securities offered by the Company to the public pursuant to a Registration Statement filed under the 1933 Act.

6.3            [Reserved]

6.4            Use of Proceeds.   The Company will use the net proceeds from the sale of the Note, after payment of legal fees and other costs, to fund working capital expenses of the Company and its Subsidiaries.

6.5            Conduct of Business.  For so long as at least 25% of the shares of the Series B Preferred Stock to be  issued on automatic conversion of the Note issued to the Investor pursuant to this Agreement remain outstanding:

(a) the Company shall and shall cause each of its Subsidiaries (i) to carry on its businesses in the regular and ordinary course in substantially the same manner as currently conducted and/or as currently plan to be conducted, (ii) to comply in all material respects with all applicable laws (except where the failure to so comply would not have a Material Adverse Effect), (iii) to use all reasonable efforts to preserve its and its Subsidiaries businesses intact;

(b)  the Company shall not permit or effect the dissolution or winding up of the Company or any of its Subsidiaries;

(c)  the Company shall, at all times,  maintain directly or indirectly more than a 50.1% controlling interest in Yili China; and

(d)   the Company shall provide the Investor and its representatives with copies of all Board minutes, quarterly business reports, quarterly management account and annual accounts of the Company and its Subsidiaries and shall allow reasonable access during normal business hours to inspect the facilities, books and records of the Company and its Subsidiaries.

7.           CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING.

The obligations of the Company to the Investor under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions by the Investor:

7.1         Representations and Warranties.  The representations and warranties of the Investor contained in Section 4 shall be true and complete in all material respects on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

7.2         Payment of Purchase Price.  The Investor shall have delivered to the Company the Purchase Price in accordance with the provisions of Section 2.

7.3         Securities Exemptions.  The offer and sale of the Note  to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act.

8.             POST-CLOSING COVENANTS OF INVESTOR.

8.1          Confidentiality.  Each party acknowledges that the other could be irreparably damaged if confidential information concerning the business and affairs of the other was disclosed to or utilized on behalf of any person.  Each party covenants and agrees with the other that, except as otherwise provided in this Agreement or the other Transaction Documents, such party will not, at any time, directly or indirectly, without the prior written consent of the other, divulge, or permit any of its partners, employees, agents or affiliates to divulge to any person any non–public information concerning the business or financial or other affairs, or any of the methods of doing business used by the other, nor release any information provided pursuant to or concerning this Agreement or the other Transaction Documents or the transaction contemplated hereby or thereby if such release is intended for, or may result in, its public dissemination. The foregoing requirements of confidentiality shall not apply to information:  (i) that is now or in the future becomes freely available to the public through no fault of or action by the using or disclosing party; (ii) that is in the possession of, or was used by, the disclosing party prior to the time such information was obtained from the Company or that is independently acquired by the using or disclosing party without the aid, application or use of such other information; (iii) that is obtained or used by the disclosing party in good faith without knowledge of any breach of a secrecy arrangement from a third party; (iv) that is required to be disclosed by applicable law or order of government agency or self-regulatory body; or (v) that is disclosed in connection with any bona-fide offer to purchase any shares in the Company; provided that the proposed transferor obtains an undertaking from the proposed transferee to keep such information confidential in accordance with the provision of this Section 8.1 prior to such disclosure. The Investor and the Company agree to consult with each other (and to take into consideration any comments reasonably raised by any such party) prior to the dissemination of any press release or public communication concerning this Agreement and the other Transaction Documents or the transaction contemplated hereby or thereby.  Any such press release or public communication shall be subject to the approval of both the Company and Investor. This Section 8.1 will survive termination of this Agreement.

9.           GENERAL PROVISIONS.

9.1           Survival of Warranties; Investigation. The representations, warranties and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.  It shall be no defense to an action for breach of this Agreement that Investor or its agents have (or have not) made investigations into the affairs of the Company or that the Company could not have known of the misrepresentation or breach of warranty.  Damages for breach of a representation or warranty or other provision of this Agreement shall not be diminished by alleged tax savings resulting to the complaining party as a result of the loss complained of.

9.2           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, including  without limitation. the Nevada subsidiary into which the Company is proposing to merge in connection with the Change of Domicile.  The Company shall cause such Nevada subsidiary to expressly assume all of its obligations hereunder.  The Company acknowledges and agrees that the Investor may assign all and any of its rights and obligations under the Agreement without its consent.

9.3           Governing Law; Jurisdiction.  Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of New York.  The Company and Investor hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices below.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.4           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same agreement.  A telefaxed copy of this Agreement shall be deemed an original.

9.5           Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

9.6           Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to the addresses set forth below:

If to the Company:

Master Silicon Carbide Industries, Inc.
558 Lime Rock Road
Lakeville, Connecticut 06039
Facsimile No:

and to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, NY 10022

Attention: Darren L. Ofsink, Esq.
Facsimile No: 212-688-7273

If to Investor:
The China Hand Fund I, LLC
420 Lexington Avenue, Suite 860, New York, NY 10170
Facsimile: (646) 649-9454

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.7        Costs, Expenses.  Each party hereto shall bear their own costs in connection with the preparation, execution and delivery of this Agreement.

10.8        Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of Series B Preferred Stock then outstanding.  No delay or omission to exercise any right, power, or remedy accruing to the Investor, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  All remedies, either under this Agreement, by law, or otherwise afforded to the Investor, shall be cumulative and not alternative.

10.9           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

10.10          Entire Agreement. This Agreement, together with all exhibits and schedules hereto, each of the other Transaction Documents, and the other documents delivered pursuant hereto and thereto constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

10.11          Further Assurances. From and after the date of this Agreement, upon the request of the Investor or the Company, the Company and the Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY:
MASTER SILICON CARBIDE INDUSTRIES, INC.

By:	/s/ John D. Kuhns

Print Name:	John D. Kuhns

Title:	CEO and President

INVESTOR
THE CHINA HAND FUND I, LLC

By:	/s/ John D. Kuhns

Print Name:	John D. Kuhns

Title:	Member and Manager

Schedule 3.1

Organization and Qualification

As of the date of this Agreement, Ehe China has not obtained the following approval/certificates for the purposes of operation of its contemplated business:
1)	The approval document issued by the statuary administration in charge of project or “Backup Certificate of Enterprise Investment Project of Xinjiang Uygur Autonomous Region”;
2)	Approval from the Environmental Protection Bureau of Aletai area in Xinjiang Province of the Environmental Impact Report;
3)
Preliminary Approval regarding the Use of Land for Construction Purposes from the related National Land Resources Administrative Bureau in Xinjiang Province, related zoning approval and go through the Land Grant procedure;

As of the date of this Agreement, Quartz Mine China has not been incorporated. The only document it has is company name reservation.

Schedule 3.3

Capitalization of the Company

Authorized Capital
Common Stock: 100,000,000 shares, par value US$.001 per share.
Preferred Stock: 10,000,000 shares, par value US$.001 per share
Series A Preferred Stock:  2,000,000 shares of Preferred Stock have been designated as Series A Convertible Preferred Stock.

Issued Capital

(a) Common Stock

A total of 2,522,050 shares of Common Stock were issued and outstanding as of September 30 2009.

(b) Series A Preferred Stock:   996,186 shares of Series A Preferred Stock were issued to the Investor pursuant to a Securities Purchase Agreement dated as of September 2, 2009.

Each share of Series A Preferred Stock is currently convertible into 10 shares of Common Stock.

(c) Warrants.

996,186 warrants to purchase a total of 24,904,645 pre-split (or 2,490,465 post split) shares of Common Stock were issued to the Investor pursuant to a Securities Purchase Agreement dated as of September 2, 2009.

Schedule 3.7

Material Changes

None.

Schedule 3.10

Indebtedness

As of the date of this Agreement, Yili China owns RMB 2,666,537.23 (Approximately US$389,847) to local electric power supplier, Yihe Hydro-electric Center of Development and Administration Center of Yilihe Area of Xinjiang.

Schedule 3.12

Yili China has entered the lease for the lease of an aggregate of 100 Mu (approximately 717,594 square foot) land for the use of the new project (the construction of 35,000 ton carborundum production lines) and such land has not secured land use right; nevertheless, in the lease between Yili China and the local government in Yili County at Xinjiang Province, the local government agreed to cooperate with the application of the land use right by the Company during the lease term.

Neither Ehe China nor Quartz Mine China has secured any land use rights for any real property as of the date of this Agreement.

Schedule 3.15

Subsidiaries

Name	Jurisdiction	Equity Owners and Percentage of Equity Securities Held
Yili Carborundum USA, Inc.	Delaware, U.S.A.	Master Silicon Carbide Industries, Inc.

C3 Capital Limited	British Virgin Islands	100% owned by Yili Carborundum USA, Inc.

Yili Master Carborundum Production Co., Ltd. (“Yili China”)	China	100% owned by C3 Capital, Limited after giving effect to the Purchase of Yili China

Xinjiang Ehe Mining and Metallurgy Co., Ltd. (“Ehe China”)	China	90% owned by C3 Capital, Limited after giving effect to the Purchase of Ehe China The rest 10% is to be owned by the local electric power supplier.

Xinjiang Paragon Master Mining Co., Ltd. (“Quartz Mine China”)	China	100% owned by C3 Capital, Limited after giving effect to the Purchase of Quartz Mine China

Exhibit A

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK